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                                                                     EXHIBIT 5.1

          [Letterhead of Smith, Stratton, Wise, Heher & Brennan, LLP]



July 19, 2002


deCODE genetics, Inc.
Sturlugata 8
Reykjavik, Iceland

Ladies and Gentlemen:

     We have acted as counsel to deCODE genetics, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of
(i) the offer and sale by the Company of 1,000,000 shares of its common stock pursuant to the Company's 1996 Equity Incentive Plan, as amended (the "Plan") and (ii) the offer and sale by the selling stockholders named in the Registration Statement of 418,375 shares of common stock that were issued and sold under the Plan (collectively, the "Shares").

     We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares are, or when issued, delivered and sold in accordance with the terms of the Plan and the stock options granted thereunder will be, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
                             Sincerely,



                            /s/ Smith, Stratton, Wise, Heher & Brennan, LLP Smith, Stratton, Wise, Heher & Brennan, LLP